Exhibit 16.1

04 December 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:

Mod Hospitality, Inc.

8-K

To the Securities and Exchange Commission:

Please be advised that we have been presented with a copy of Form 8-K of Mod Hospitality, Inc. (“the Company”) in regard to our firm’s resignation effective September 16, 2009 and have reviewed the same. We agree with the statements made by the Company in the Form 8-K.

We consent to the filing of this letter as Exhibit 16.1 and our firm’s letter that was address to Mr. Richardson dated 16 September 2009, which was also mailed to the SEC on 06 October 2009 as Exhibit 99.1.

Very truly yours,

CONNER & ASSOCIATES, PC

/s/ Conner & Associates, PC